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ENDOCARDIAL THERAPEUTICS, INC.



May 25, 1994


Mr. James W. Bullock
8514 Huntspring Drive
Lutherville, Maryland 21093

Re:  EMPLOYMENT TERMS

Dear Jim:

     Endocardial Therapeutics Inc. ("ETI") is pleased to offer you the position of President and Chief Executive Officer, on the following terms.

     Your compensation will be at the annual rate of $170,000, payable semi-monthly, less payroll deductions and all required withholdings. Your compensation rate will be increased by a minimum of 5 % on each of the first three anniversaries of your start date provided you remain actively employed at ETI. You will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, holidays. Details about these benefits are provided in the ETI Employee Handbook. ETI will reimburse you for reasonable expenses to continue your current medical insurance until you are eligible to participate under the company's medical insurance plan. ETI may modify the benefits available to you from time to time as it deems necessary, and may modify your compensation rate after the fourth anniversary of your start date. Also, as we discussed, we understand that you intend to propose an employee bonus plan for consideration by the ETI Board of Directors.

    You will receive reimbursement of your relocation expenses for your move from Maryland to Minnesota, up to a maximum reimbursement of $60,000. Such relocation expenses shall include points (excluding any amounts that are paid by the seller) on your mortgage to purchase a residence in Minnesota and other reasonable moving and househunting expenses for which you have receipts. You also will be reimbursed on or prior to April 15, 1995 for the additional federal and state income taxes incurred by you as a result of the relocation expenses paid by ETI on your behalf. In addition, ETI will reimburse your reasonable travel and living expenses until the earlier of September 15, 1994 or until you are relocated.

     As an employee of ETI you will be expected to abide by company rules and regulations, acknowledge in writing that you have read the company's Employee Handbook, and sign and comply with ETI's Proprietary Information and Inventions Agreement.

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Mr. James W. Bullock
Page 2


     Promptly after your start date we will recommend to the ETI Board of Directors that they grant to you an incentive stock option under ETI's 1993 Stock Option Plan for the purchase of 330,000 shares of ETI's common stock at an exercise price of $0.17 per share, which option will vest monthly over the 48 month period following date of grant. You will be permitted to exercise the option, in full or in part, prior to the time that it is fully vested, subject to your execution of a stock restriction agreement to permit ETI to repurchase from you at your exercise price any unvested shares. You will be permitted to pay the exercise price of your option with a full recourse promissory note, bearing interest at the minimum rate necessary to avoid imputation of interest under the Internal Revenue Code of 1986, which promissory note will be secured by the purchased stock and will be due and payable upon the earlier of the termination of your employment, or May 31, 1999. Except as provided in this paragraph, your option will be subject to the normal terms and conditions of the Plan.

     Either you or ETI may terminate your employment with ETI at any time, with or without cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. If your employment is terminated by ETI without cause, you will be entitled to the following severance payment depending upon the date of termination, which severance will be paid as a continuation of your then current monthly salary:

          If terminated prior to:                      Salary Continuation
          -----------------------                      -------------------

          lst anniversary of start date                12 months
          2nd anniversary of start date                 9 months
          3rd anniversary of start date                 6 months
          4th anniversary of start date                 3 months
          On or after 4th anniversary                   0 months

     The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Mr. James W. Bullock
Page 3


     Please sign and date this letter, and return it to me at your earliest convenience to formerly accept employment at ETI under the terms described above. We would like you to start on May 31, 1994. Also, as we previously have discussed, you will be appointed to the company's Board of Directors to replace Jeff Budd.

     We are pleased to have you on board, and look forward to working with you.

                                   Sincerely,


                                   Ronald H. Kase, Board Member
Accepted by:


--------------------------------
James W. Bullock


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Date


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                              ENDOCARDIAL SOLUTIONS






December 29, 1994



I hearby choose not to exercise a stock restriction agreement for any portion of my incentive stock options.






Jim Bullock
President/CEO
Endocardial Solutions, Inc.